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                              [ENODIS LETTERHEAD]


Andrew Allner,
9 The Crescent,
Barnes,
London, SW13 0NN.                                               14 February 2002


Dear Andrew,

SHARE OPTIONS

I am writing to summarise the share options which will be granted to you shortly. All share options will be granted under the Enodis 2001 Executive Share Option Scheme (the "Scheme"). In addition, certain cash rights linked to the share options are also listed below.

1. As promised in the letter from Peter Brooks to you dated 5 April 2001, the Company will grant you options over 270,718 shares in the Company as soon as it is able to do so. This is expected to be with the period of 3 weeks following the January 2002 AGM (subject to close period dealing rules). The exercise price under these options will be 181p per share (given the current share price, the cash rights mentioned in Peter's letter will not now take effect). The performance condition attaching to these options will be the original performance conditions approved by shareholders at the 2001 AGM held on 17 January 2001. Under this performance condition, 50% of the options will be subject to a total share return ("TSR") performance condition under which the TSR of the Company is compared to other companies in the FTSE Mid-250 Index. The remaining 50% of the options will be subject to a different TSR performance condition whereby the Company's TSA performance is compared with a comparative group of selected companies. In both cases, a sliding-scale applies (17.5% out of each 50% vesting for above median performance, rising to full vesting of each 50% for upper quartile performance). The base TSR for these options will be calculated by reference to the average share price over the last six months of 1999/2000 Financial Year. In addition, each 50% will be subject to a second performance target requiring the growth in EPS of the Company to outstrip RPI growth over the length of the performance period.

     In addition, if prior to the date of grant, there is a change of control of the Company, a gross cash payment (subject to usual statutory deductions) will be made to you of an amount that would have been paid to you had you been granted options over 270,718 shares at an exercise price 181p per share and had you been able to exercise those options in accordance with the Rules of the Scheme (at an exercise price of 181p per share) and had then sold the shares at

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     the price per share paid by the acquirer. Payment of this sum will be made within 10 days of the acquirer's offer to buy the entire issued share capital of the Company being declared wholly unconditional.

2. You will be granted further options over (in aggregate) 1.2million shares in the Company. Again, the intention is that these options will also be granted to you during the period of 3 weeks following the January 2002 AGM (subject to close period dealing rules). Although these options will be granted at the same time, they are divided into two parts, as follows:-

     (i) The first options are those referred to in my letter to you of 21 December 2001. Those options will relate to 380,435 shares in the Company. In addition, as mentioned in my letter, the Company will also grant you a cash right related to these options as follows:-

          (a) Upon exercise of these options in accordance with the rules of the Scheme, if the exercise price is greater than 92p, the Company will make a payment to you to reflect the difference between the exercise price and 92p multiplied by 380,435. The payment made to you will be subject to the usual statutory deductions. If the market price of a share at the date of grant is lower than 92p, the exercise price will be 92p.

          (b) In addition, if, prior to the date of grant, there is a change of control of the Company, a gross cash payment (subject to the usual statutory deductions) will be made to you of an amount that would have been paid to you had you been granted options over 380,435 shares at an exercise price of 92p per share and had you been able to exercise those options in accordance with the Rules of the Scheme (at an exercise price of 92p per share) and had then sold the shares at the price per share paid by the acquirer. Payment of this sum will be made within 10 days of the acquirer's offer to buy the entire issued share capital of the Company being declared wholly unconditional.

     (ii) The second options will relate to 819,565 shares in the Company (i.e. the balance of the 1.2 million shares). No cash rights are attached to these options.

3. For both of the options set out in paragraph 2 above, the exercise price will be set in accordance with Rule 3.2 of the Scheme and will therefore be the middle-market quotation of shares on the dealing day immediately preceding the grant date. Please also note the following provisions that will apply in relation to these two option grants set out in paragraph 2 above:-

     (i) In both cases, the performance condition will be based on TSR and will be a sliding scale condition measuring the TSR of the Company against the FTSE Mid-250 Index only. Under the sliding scale, 35% of the shares in each grant will vest if the TSR of the Company beats the

                                      -2-
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          median with vesting in full for upper quartile TSR performance by the
          Company.

     (ii) In addition, options can only be exercised if the Remuneration Committee is satisfied that there has been a sustained improvement in the Company's underlying financial performance over any relevant performance period.

     (iii) In the case of the options referred to in 2(i) above, the base TSR figure for the purposes of the performance condition will be calculated by reference to the average share price over the 3 months prior to 5 December 2001. In the case of the options in 2(ii) above, the base TSR figure will be calculated by reference to the average share price over the 3 months immediately prior to the grant date.

4. In the case of the termination of your employment with the Group without "cause", then, as mentioned in clause 1(d) of your service agreement, the maximum discretion permitted by the Rules of the Scheme will be exercised by the Board to allow you to exercise any of the above options following termination of employment.

5. As a condition of exercise of any of the above options, you will be required to retain 50% (on an after tax basis) of the shares acquired by you on exercise until your total holding of shares equates to 1 times your annual salary (valuing the shares as at each date of exercise).

6. The precise terms applicable to each of the above options, and in particular the applicable performance conditions, will be provided to you with the relevant grant documentation.

7. The Company will grant you options over shares having a value of 1 x base salary in each future Financial Year (starting with the Financial Year ending 30 September 2003) pursuant to the rules of the Scheme. For the avoidance of doubt, the first such grant will be made in November 2002. The performance condition applicable to these options will again be based on TSR and will require the TSR of the Company to beat median TSR performance of the companies in the FTSE Mid-250 Index. For these purposes, the base TSR figure will be calculated over the period of 3 months preceding the grant date.

8. For the avoidance of doubt, all performance and other conditions mentioned above are subject to Rules 5 and 6 of the Scheme.

Kind regards

Yours sincerely

/s/ Peter Brooks

PETER BROOKS
Chairman

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                              [ENODIS LETTERHEAD]


Andrew Allner,
9 The Crescent,
Barnes,
London, SW13 0NN.                                               14 February 2002


Dear Andrew,

This is to confirm your participation in the Enodis Performance Incentive Plan ("PIP") for the fiscal year 2002. Attached is a copy of the PIP document which will apply, save to the extent varied by or inconsistent with the terms of this letter in which event the provisions of this letter will prevail.

For the fiscal year 2001/2002 your individual bonus opportunity is 50% of base salary (40% of base salary is guaranteed for fiscal year 2001/2002) for achievement against the average of the performance of EBITA (before exceptional items and at budget exchange rates) (as to 50%) and debt reduction (before disposals and before exceptional items and at budget exchange rates) (as to 50%) against the targets to be set in the 2002 re-plan ("Target"), 70% of base salary for 110% achievement of your Target objectives ("Maximum") (60% thereafter in subsequent fiscal years) and 30% of base salary for achievement of 90% of your Target objectives ("Minimum") (subject to the guaranteed bonus of 40% of base salary for fiscal year 2001/2002).

The bonus percentage for attainment of objectives between the Minimum and Target and between the Target and Maximum level of bonus will be calculated on a straight line basis.

Yours sincerely,

/s/ Peter Brooks

PETER BROOKS
Chairman